UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number 000-21915

Date of Report: March 30, 2006

COLDWATER CREEK INC.

(Exact name of registrant as specified in its charter)

DELAWARE	82-0419266
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

ONE COLDWATER CREEK DRIVE, SANDPOINT, IDAHO 83864

(Address of principal executive offices)

(208) 263-2266

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On March 24, 2006, the Board of Directors (the “Board”) of Coldwater Creek Inc. (the “Company”), adopted, subject to stockholder approval, the Coldwater Creek Inc. 2006 Employee Stock Purchase Plan (the “ESPP”). The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code, and has been adopted by the Board to enable eligible employees of the Company to purchase shares of the Company’s common stock (the “Common Stock”) through payroll deductions. Under the ESPP, 1,800,000 shares of Common Stock would be reserved for issuance.

Additionally, on March 24, 2006, the Board proposed to amend, subject to stockholder approval, the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of its Common Stock from 150,000,000 shares to 300,000,000 shares.

As of January 28, 2006, 92,020,789 shares of Common Stock were issued and outstanding, 3,845,847 shares were issuable pursuant to outstanding options or outstanding restricted stock units, and 4,078,940 shares were reserved for future grants under our stock option/stock issuance plan. Additionally, as discussed above, 1,800,000 shares of Common Stock would be reserved under the ESPP if approved by the Company’s stockholders.

The Board believes that the proposed increase to 300,000,000 authorized shares of Common Stock is desirable so that, as the need may arise, the Company will have the flexibility to issue shares of common stock without additional expense or delay. The Company may issue such shares in connection with possible future stock dividends or stock splits, equity financings, future opportunities for expanding the business through investments or acquisitions, management incentive and employee benefit plans and for other general corporate purposes.

The ESPP and the amendment to the Company’s Amended and Restated Certificate of Incorporation will be submitted to the stockholders for approval at the Company’s 2006 Annual Stockholders Meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLDWATER CREEK INC.
Date: March 30, 2006

/s/ Melvin Dick
Melvin Dick
Executive Vice President, Chief Financial Officer